Exhibit 99.1

MindMed Provides Corporate Update and 2023 Outlook

- Company positioned for key MM-120 Phase 2b data readout in GAD and Phase 2a data readout in ADHD in late 2023

- Company to initiate first clinical trial of MM-402 in 2023

- Cash runway to fund current operating plan into first half of 2025

- Company to host a virtual analyst and investor day in the first half of 2023

NEW YORK, January 9, 2023 — Mind Medicine (MindMed) Inc. (NASDAQ: MNMD), (NEO: MMED), (the “Company” or “MindMed”), a clinical stage biopharmaceutical company developing novel product candidates to treat brain health disorders, today provided a corporate update and outlook for 2023.

“Following a year of continued strong execution, our progress in 2022 has set the stage for a meaningful 2023, a year in which we plan to further elucidate the potential of our MM-120 product candidate in generalized anxiety disorder (GAD) and initiate the first clinical trial for our MM-402 program,” stated Rob Barrow, Chief Executive Officer. “Our focus remains on advancing and unlocking the value of our proprietary product candidates, which we believe have the potential to deliver new, life-changing therapies to people living with brain health disorders. There are several key milestones over the next twelve months that can be used to measure our progress. This year we expect key data readouts from our Phase 2b study of MM-120 for the treatment of generalized anxiety disorder, as well as from our Phase 2a proof-of-concept trial of repeated low-dose MM-120 in attention-deficit/hyperactivity disorder (ADHD). Additionally, we expect to initiate the first clinical trial of MM-402 later in the year. Importantly, we believe our strong financial position provides us with the ability to fund our programs well beyond these key milestones and into the first half of 2025.”

Business Update:

•	The Company reiterates its guidance for its cash runway, which is expected to fund the current operating plan into the first half of 2025.

•	MindMed’s management team will participate in the BIO Partnering at JPM event in San Francisco that is being held from January 9-12, 2023.

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The Company expects to host a virtual analyst and investor day in the first half of 2023. The event will be hosted by the Company’s management team and will include a physician expert and other leading key opinion leaders.

Development Program Updates and Anticipated Milestones:

Phase 2b study evaluating MM-120 for generalized anxiety disorder (GAD) remains on track

•	MM-120 (LSD D-tartrate), the Company’s proprietary, pharmaceutically optimized form of lysergic acid diethylamide (LSD), is being developed primarily for the treatment of GAD.

•	In August 2022, the Company initiated patient dosing in the 200-patient Phase 2b dose-optimization study of MM-120 for the treatment of GAD.

•	Patient enrollment is currently ongoing and the study remains on track, with topline results expected to be announced in late 2023.

Phase 2a study evaluating MM-120 for ADHD remains on track

•	The Company’s 52-patient Phase 2a proof-of-concept trial for the treatment of ADHD is designed to assess the safety and efficacy of repeated low-dose MM-120 administration.

•	The Company expects topline results in late 2023.

Advancing development of MM-402 into first clinical trial in 2023

•	The Company is developing MM-402, the R-enantiomer of 3,4-Methylenedioxymethamphetamine (MDMA), for the treatment of core symptoms of autism spectrum disorder (ASD).

•	Results of MM-402’s effects in a preclinical model of ASD are expected to be presented in the first half of 2023.

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The Company plans to initiate its first clinical trial of MM-402 in 2023. This Phase 1 study is intended to characterize the tolerability, pharmacokinetics and pharmacodynamics of MM-402, and to provide early signals of efficacy to support the Company’s approach in targeting core symptoms of ASD.

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University Hospital Basel in Switzerland, the Company’s collaborator, is currently enrolling a Phase 1 trial of R(-)-MDMA, S(+)-MDMA and R/S-MDMA in healthy volunteers. This trial is comparing the tolerability, pharmacokinetics and acute subjective, physiological and endocrine effects of the three molecules.

About MindMed

MindMed is a clinical stage biopharmaceutical company developing novel product candidates to treat brain health disorders. Our mission is to be the global leader in the development and delivery of treatments that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative drug candidates, with and without acute perceptual effects, targeting the serotonin, dopamine, and acetylcholine systems.

MindMed trades on NASDAQ under the symbol MNMD and on the Canadian NEO Exchange under the symbol MMED.

Forward-Looking Statements

Certain statements in this news release related to the Company constitute “forward-looking information” within the meaning of applicable securities laws and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as “will”, “may”, “should”, “could”, “intend”, “estimate”, “plan”, “anticipate”, “expect”, “believe”, “potential” or “continue”, or the negative thereof or similar variations. Forward-looking information in this news release include, but are not limited to, statements regarding anticipated upcoming milestones, trials and studies, results and timing of clinical studies, and the Company’s cash runway funding its operations into the first half of 2025. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including history of negative cash flows; limited operating history; incurrence of future losses; availability of additional capital; lack of product revenue; compliance with laws and regulations; difficulty associated with research and development; risks associated with clinical trials or studies; heightened regulatory scrutiny; early stage product development; clinical trial risks; regulatory approval processes; novelty of the psychedelic inspired medicines industry; as well as those risk factors discussed or referred to herein and the risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and its Quarterly Report on Form 10-Q for the period ended September 30, 2022 under headings such as “Special Note Regarding Forward-Looking Statements,” and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings and furnishings made by the Company with the securities regulatory authorities in all provinces and territories of Canada which are available under the Company’s profile on SEDAR at www.sedar.com and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.

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